                                                                  EXHIBIT 10.42

                                 EMPLOYMENT AGREEMENT


     This Employment Agreement is entered into as of this 14th day of March, 1996 by and between Clean Harbors, Inc., a Massachusetts corporation having its principal place of business at 325 Wood Road, Braintree, Massachusetts 02184 (the "Company") and David A. Eckert of Wayland, Massachusetts (the "Executive").

                                       RECITALS

     The Executive possesses useful knowledge and skills and has extensive management experience.

     The Company desires to engage the Executive and to assure itself of the Executive's continued employment with the Company, and the Executive desires to commit himself to serve the Company on the terms and conditions herein provided.

                                      AGREEMENT

     Now, therefore, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties agree as follows:

     1. Employment. The Company shall employ the Executive and the Executive will serve the Company as Executive Vice President of the Company and as Chief Operating Officer of Clean Harbors Environmental Services, Inc. upon the terms and conditions provided herein. In the discharge of his duties hereunder, the Executive shall report to the Chief Executive Officer of the Company.

     During the period of his employment hereunder, the Executive shall perform all duties and services hereunder faithfully and to the best of his abilities on a full-time basis and shall perform such additional duties as may from time to time be assigned to him by the Chief Executive Officer or the Board of Directors of the Company which are not (except with the Executive's consent) inconsistent with the Executive's role in a senior management position with the Company.

     During the term of this Agreement, the Executive shall not be engaged in any other activities which materially interfere with the Executive's full-time obligations and duties to the Company, except for those other activities that shall be approved by the Board of Directors of the Company. The Executive shall be entitled to manage his own personal investments provided such investments are not inconsistent with the terms of this Agreement.

     The Board of Directors of the Company has voted to increase the number of its members and to appoint the Executive to the Board of Directors of the Company. While the Executive continues to be employed hereunder, upon expiration of his term as a director, the Company shall propose to the shareholders of the Company, at the appropriate annual meeting, the election or re-election of the Executive as a member of the Board; provided, however, if the Executive's employment hereunder shall terminate for any reason, he shall forthwith submit his resignation as a director of the Company, and it shall be a condition of the payment of any Severance which may be due the Executive hereunder that the Executive shall have resigned from his position as a director.

     2. Term. The term of the Executive's employment hereunder ("Term") shall commence on March 18, 1996 and shall continue for a term of three (3) years unless earlier terminated as provided herein.

     3. Base Salary. The Company agrees to pay and the Executive agrees to accept, in accordance with the provisions contained herein, a Base Salary at the annual rate of not less than Two Hundred Fifty Thousand Dollars ($250,000) per year, payable in equal installments, in accordance with the Company's normal executive pay policies but not less frequently than monthly, less usual payroll deductions. Base Salary may be increased at the sole discretion of, and in an amount determined by the Compensation Committee of the Board of Directors of the Company.

     4. Bonus. The Executive will participate in the Company's management bonus plan and shall be entitled to a bonus, if any, in accordance therewith; provided, however, that during the period from the date of this Agreement through the end of 1996, the Executive's Bonus shall be based upon the Company's achieving certain EBITDA targets between $22 million and $35 million: No Bonus at $22 million or less EBITDA, a Bonus of 50 percent of Base Salary if the Company achieves EBITDA of $28.5 million; and a Bonus of 100 percent of Base Salary will be paid if the Company achieves EBITDA of $35 million or more, with a proportional Bonus to be paid based upon achievement of EBITDA between those target points, interpolated on a straight line basis. For example, if the Company achieves EBITDA of $30 million, the Executive will receive a Bonus of $153,846 (35m - 22m = 13m; 30m - 22m = 8m; (8/13) x (250,000) = $153,846).

     5. Stock Options. The Executive will receive ten (10) year options under the Company's 1992 Equity Incentive Plan for 250,000 shares of the Company's common stock, in accordance with the form of option agreement attached hereto as Exhibit "A."

     6. Benefits. The Executive will be entitled to such annual vacation as shall be agreed upon between the Executive and the Chief Executive Officer of the Company as well as any fringe benefits and perquisites that may from time to time be afforded generally to senior executive officers of the Company. Without limiting the generality of the foregoing, the Executive shall be entitled to participate in or receive benefits under any 401(k), pension or a retirement plan, life insurance, health and accident plan or other arrangement made available by the Company now or in the future, generally to the senior executive officers of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and of the terms of this Agreement.

     7. Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company or any committee thereof) in the performance of his duties hereunder, provided such expenses are properly accounted for in accordance with the Company's policies.

     8. Automobile. During his employment with the Company, the Executive shall be provided with an automobile allowance of $350/month plus $.09 per mile for business use.

     9.   Termination.

     (a) Death. The Executive's employment hereunder shall terminate upon his death.

     (b) Cause. The Company may terminate the Executive's employment hereunder for Cause. For the purposes of this Agreement, "Cause" shall mean: (i) a criminal conviction; or (ii) the engaging by the Executive in willful misconduct materially injurious to the Company or any of its subsidiary or affiliated corporations.

     (c) Disability. The Company may terminate the Executive's employment hereunder if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full time basis for ninety (90) consecutive days, or for ninety (90) days cumulatively within any twelve (12) month period, or if in the opinion of a duly licensed physician the same is likely to occur. In connection with this Section 9(c), the Executive agrees to submit to an examination and testing by a physician chosen by the Company.

     (d) No-Cause. The Company may terminate this Agreement at any time without cause provided the Company shall pay the Employee severance as provided in Section 10 below.

     (e) Notice of Termination. Any termination by the Company other than pursuant to subsection (a) hereof shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific reason for termination.

     10.  Compensation Upon Termination.

     (a) If the Executive's employment hereunder shall be terminated for any reason, the Company will pay the Executive his full compensation and other benefits through the date of termination at the rate then in effect.

     (b)  If the Company shall terminate this Agreement pursuant to subsections
(c) or (d) of Section 9, the Company shall pay the Executive severance pay ("Severance") equal to Base Salary in effect at the time of termination for the twelve (12) months following the date of termination (offset by any disability insurance which may be paid to the Executive in the event of termination under subsection (c)); provided, however, Severance shall cease in any event as of any earlier date upon which the Executive shall obtain new employment.

     (c) If (i) this Agreement shall not be renewed or extended by the Company prior to the end of the Term, and (ii) the Company shall have failed to notify the Executive of its intention not to renew or extend this Agreement at least six (6) months prior to the expiration of the Term, then upon the expiration of this Agreement, the Company shall pay the Executive Severance until the first to occur of (x) one (1) year after termination of this Agreement or (y) the earlier date upon which the Executive shall obtain new employment. If the Company shall notify the Executive of its intent not to renew or extend this Agreement at least six (6) months prior to the expiration of the Term, then the Company shall pay the Executive Severance for a period after expiration of the Term until the first to occur of (x) one (1) year less the period of notice prior to the expiration of the Term (during which time the Executive will be receiving full compensation hereunder), and (y) such earlier date upon which the Executive shall obtain new employment. Notwithstanding any other provision of this Agreement to the contrary, the Executive shall be free after the receipt of notice from the Company of its intention not to renew or extend the Term to spend reasonable time to seek other employment.

     (d) Severance shall be paid in the same manner as Base Salary is paid under Section 3 above.

     11.  Non-Competition; Solicitation.

     (a) The Executive agrees that so long as he is employed hereunder and for a period of two (2) years thereafter, he shall not serve, directly or indirectly, as an operator, owner, partner, consultant, officer, director, or employee of any firm or corporation which, as of the date of termination of employment, is or has plans to be substantially and directly in competition within the United States of America with the Company. It is agreed that the remedy at law for any breach of the foregoing shall be inadequate and that the Company shall be entitled to injunctive relief in the enforcement thereof in addition to any other remedy permitted by law. In the event that this section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend over the maximum period of time, geographic area or range of activities as to which it may be enforceable. Nothing herein contained shall prevent the Executive from holding or investing in securities listed on a national securities exchange or sold in the over-the-counter market, provided such investments do not exceed in the aggregate one (1%) percent of the issued and outstanding capital stock of a corporation which is a competitor within the meaning of this section.

     (b) The Executive further agrees that during the term of this Agreement and for a period of two (2) years thereafter, he shall not, directly or indirectly, either solicit or induce any customers of the Company or its affiliates to patronize any business which competes with that of the Company, or solicit or induce any employees of the Company to leave employment with the Company.

     (c) If it should be established by any court of competent jurisdiction that the Executive has breached the provisions of this Section 11, the Executive shall reimburse to the Company any Severance which he has received from the Company in addition to any other damages which may be awarded to the Company for any breach of this Section 11 or any other section of this Agreement.

     (d) The provisions of subsection (a) above shall no longer apply if the Company shall be in default of this Agreement after having received written notice of such default and having failed to cure such default within thirty (30) days.

12.  Successors: Binding Agreement.

     (a) As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which expressly or otherwise becomes bound by all the terms and provisions of this Agreement and any affiliate or subsidiary of the Company.

     (b) This Agreement and all rights and obligations of the Executive hereunder shall inure to the benefit of and be enforceable by and against the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     13. Notice. All communications provided for herein shall be in writing, and if addressed to the Executive shall only be hand delivered or sent by certified mail, return receipt requested, postage prepared or by a national, overnight courier delivery service addressed to:

     David A. Eckert
     22 Campbell Road
     Wayland, MA 01778

With a copy to:

     Christopher J. Perry, Esq.
     Hale and Dorr
     60 State Street
     Boston, MA 02109-1816
or if addressed to the Company shall only be similarly sent or delivered, addressed to:

     Clean Harbors, Inc.
     325 Wood Road
     P.O. Box 327
     Braintree, MA 02184

     Attn:     Alan S. McKim,
               Chairman and Chief Executive Officer

with a copy to:

     C. Michael Malm, Esq.
     Davis, Malm & D'Agostine, P.C.
     One Boston Place
     Boston, Massachusetts 02108

or to such other address as the party or person to receive such notice shall hereafter advise the other party hereto in accordance with this provision, and shall be deemed given on the date of the first attempted delivery thereof by hand or by the national overnight courier delivery service as shown in the latter case on the records of such delivery service.

     14. Waiver. Any failure by either party to enforce at any time any of the terms and conditions of this Agreement shall not be considered a waiver of that party's right thereafter to enforce such terms and conditions. No provision of this Agreement shall be deemed waived unless such waiver is in writing signed by the party making such waiver.

     15. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and cannot be changed or terminated orally, but only by a writing signed by both parties hereto, which such writing specifically references this Agreement. The invalidity or unenforceability of any provision of provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     16. Sealed Instrument. This Agreement is intended to take effect as a sealed instrument.

     17. Entire Agreement. This Agreement constitutes the sole and exclusive agreement between the parties hereto concerning the subject matter hereof, and supersedes and replaces any prior agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                   CLEAN HARBORS, INC.


 /s/ DAVID A. ECKERT                    /s/ ALAN S. MCKIM
_______________________________    By:_____________________________
David A. Eckert                         Chairman and Chief
                                        Executive Officer

                         EXHIBIT "A" TO EMPLOYMENT AGREEMENT

                                STOCK OPTION AGREEMENT

     This Agreement is made as of the - day of March, 1996 by and between Clean Harbors, Inc., a Massachusetts corporation (the "Company"), and David A. Eckert ("Optionee").

     Whereas, Optionee is a valuable and trusted employee of the Company (which for the purposes of this Agreement shall include its subsidiaries), and the Company considers it desirable and in its best interests that Optionee be given an inducement to acquire a future proprietary interest in the Company and an added incentive to advance the interests of the Company by possessing an option to purchase common stock of the Company having a $.Ol par value ("Stock"), in accordance with the Clean Harbors, Inc. Equity Incentive Plan adopted by the Board of Directors of the Company on March 16, 1992 and approved by stockholders of the Company on May 28, 1992 (the "Plan"). The provisions of the Plan are hereby incorporated in and made part of this document by reference.

     Now, therefore, in consideration of the foregoing premises, it is agreed by and between the Company and Optionee as follows:

     1. Grant of Option. Subject to and upon the terms and conditions of this Agreement, the Company hereby grants to Optionee the right, privilege and option to purchase 250,000 shares ("Option Shares") of Stock at the purchase price of $3.00 per share.

     2. Time of Exercise of Option/Vesting. This option may be exercised (shall vest) as to twenty (20%) percent of the total number of Option Shares upon the first anniversary of the date of this grant and as to an additional twenty (20%) percent on each anniversary date thereafter so that this option may be exercised as to one hundred (100%) percent of the total number of Option Shares on and after the fifth anniversary of the date hereof, provided that, during the year before exercise, the Optionee has performed a year of service to the Company (a "year of service" being defined as any consecutive 12 month period during which the employee has completed 1,500 hours of service, and an "hour of service" being defined as each hour for which an employee is paid or entitled to payment for the performance of duties for the employer during the applicable computation period), and ending on the date of the termination of this option as provided in Section 4 below. Notwithstanding the foregoing, in the event that the Optionee's employment is terminated by the Company "without cause" pursuant to Section 9(d) of his Employment Agreement with the Company of even date herewith (the "Employment Agreement"), then any Option Shares which are scheduled to vest during the one year period following the date of the Company's Notice of Termination, defined in Section 9(e) of the Employment Agreement, shall immediately vest upon the date of such Notice of Termination.

     3. Method of Exercise. This option may be exercised by written notice directed to the Stock Option Committee of the Board of Directors (the "Committee") or to its designated representative at the Company's principal place of business, specifying the number of Option Shares to be purchased and accompanied by a check in payment of the option price for the number of such Shares specified. The Company shall make immediate delivery of such Shares; provided, however, that if any law or regulation requires the Company to take any action with respect to the Shares specified in such notice as a condition to or in connection with the sale or purchase of stock under the Plan before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to take such action. In no event shall this option be exercised unless there is in effect with respect to the Shares being purchased a registration statement under the Securities Act of 1933, as amended (the "Act"), or unless the Company shall have received a written opinion of counsel for or approved by the Company that the issuance of such Shares is exempt under the Act and any applicable state securities laws. If the Company shall then have in effect arrangements with a brokerage firm for optionees to exercise options without payment, or so called "cash-less" option exercises, and the Optionee shall elect such method of exercise, the Optionee shall comply with the Company's requirements and procedures for such exercise.

     4. Termination of Option. Except as herein otherwise stated this option, to the extent not previously exercised, shall terminate upon the first to occur of the following dates:

     (a) except as provided in subparagraphs (b), (c) and (d) below, the expiration of three (3) months after the date on which Optionee's employment with the Company is terminated;

     (b) the expiration of twelve (12) months after the date on which Optionee's employment with the Company is terminated if such termination is by reason of permanent and total disability. Permanent and total disability is defined as the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by the Committee or by a duly licensed physician designated by the Company;

     (c) the expiration of twelve (12) months after the date of death of Optionee; provided, however, that the person or persons to whom this option is transferred by will or by the laws of descent and distribution may, at any time within such one year period but not later than the date of expiration of this option, exercise the option to the extent Optionee was entitled to do so on the date of termination of employment (whether by death or otherwise). This option or any portion owned by Optionee upon the date of optionee's death not so exercised shall terminate;

     (d) the termination of Optionee's employment with the Company, if such termination is for "Cause" as defined in the Employee's Employment Agreement of even date herewith; and

     (e)  the expiration of ten (10) years from the grant of this option.

     5. Reclassification, Consolidation or Merger. If and to the extent that the number of issued shares of Stock of the Company shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or the like, the number of Option Shares subject to this option and the option price per share shall be proportionately adjusted.
If the Company is reorganized or consolidated or merged with another corporation, Optionee shall be entitled to receive options covering shares of such reorganized, consolidated, or merged company in the same portion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares of stock subject to this option immediately after the reorganization, consolidation, or merger over the aggregate option price of such shares shall be equal to the excess of the aggregate fair market value of all Option Shares subject to this option immediately before such reorganization, consolidation, or merger over the aggregate option price of such Option Shares, and the new option or assumption of the old option shall not give Optionee additional benefits which Optionee did not have under the old option, or deprive Optionee of benefits which Optionee had under the old option.

     6. Change of Control. Notwithstanding the provisions of Section 2 above, to the extent not previously exercised or terminated under the provision of
Section 4 above, this option may be exercised with respect to one hundred (100%) percent of the total number of Option Shares remaining hereunder in the event of the occurrence of a Change of Control of the Company. A Change of Control of the Company shall be deemed to have occurred if the Company is a party to any merger, consolidation or sale of assets, or there is a tender offer for the Company's common stock, or a contested election of the Company's directors, and as a result of any such event, either (i) the directors of the Company in office immediately before such event cease to constitute a majority of the Board of Directors of the Company, or of the company succeeding to the Company's business, or (ii) any company, person or entity (including one or more persons and/or entities acting in concert as a group) other than an affiliate of the Company gains "control" (ownership of more than fifty (50%) percent of the outstanding voting stock of the Company) over the Company. The concept of "control" shall be deemed to mean the direct or indirect ownership, beneficially or of record, of voting stock of the Company. An "affiliate" shall be defined as any person or entity which controls more than fifty (50%) percent of the Company or is more than fifty (50%) percent controlled by the Company or by any other person or entity which controls more than fifty (50%) percent of the Company. Upon the exercise of this option prior to its termination and subsequent to a Change of Control, the Optionee shall be entitled to receive the cash, securities or other consideration he would have been entitled to receive had he been entitled to exercise, and had he exercised, this option immediately prior to such Change of Control.

     7. Rights Prior to Exercise of Option. This option is nontransferable by Optionee, except in the event of death as provided in subparagraph 4(c) above, and during lifetime is exercisable only by Optionee. Optionee shall have no rights as a stockholder with respect to the Option Shares until payment of the option price and delivery to Optionee of such Shares as herein provided.

     8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their respective heirs, executors, administrators, successors, and assigns.

     9. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.

     In witness whereof, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

                              Clean Harbors, Inc.


/s/ DAVID A. ECKERT                /s/ ALAN S. MCKIM
__________________________    By:_______________________
David A. Eckert                    Its duly authorized
                                   Chief Executive Officer

                               Modification Agreement


     AGREEMENT made as of the 4th day of March, 1998 by and between David A. Eckert of 22 Campbell Road, Wayland, Massachusetts 01778 ("Eckert") and CLEAN HARBORS, INC., a Massachusetts corporation with a usual place of business situated at 1501 Washington Street, Braintree, Massachusetts 02185-0327 (the "Company").

                                 W I T N E S S E T H:

     WHEREAS, Eckert was employed by the Company from March 18, 1996 through January 24, 1998 under an Employment Agreement ("Employment Agreement") dated March 14, 1996, which was terminated on January 24, 1998;

     WHEREAS, Eckert and the Company are desirous of executing and delivering a mutually satisfactory agreement with respect to modifications of the severance benefits of Eckert to be provided under his Employment Agreement and the terms and conditions to be satisfied by Eckert in connection therewith;

     NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Eckert and the Company hereby mutually agree as follows:

     1. Eckert hereby acknowledges his resignation from employment with the Company and each of its subsidiaries with which he held a position effective January 24, 1998 (the "Termination Date"). Eckert also acknowledges his resignation as an officer and director of the Company and each of its subsidiaries for which he served as an officer or director effective as of the Termination Date.

     2. Subject to the conditions of this Agreement, the Company shall pay Eckert the following:

          (a) The sum of $121,353.76 Dollars (the "Initial Severance Sum") will be paid to Eckert seven (7) days from the date upon which he executes this Agreement. This amount represents $225,000.00 (75% of the amount of severance due Eckert under Section 10(b) of his Employment Agreement), less (i) $25,000.00 severance paid to Eckert on February 13 and February 27, 1998, less (ii) the following employee charges and taxes:

               -    Social Security Tax      $      3,465.80
               -    Medicare Tax             $      2,900.00
               -    Federal Income Tax       $     60,374.19
               -    Massachusetts Tax        $     11,906.25
                                             ---------------
                                             $     78,646.24

          (b) Subject to Eckert's compliance with the terms hereof and provided that Eckert has not obtained new employment, the Company will pay Eckert a total of seventy-five thousand ($75,000.00) dollars severance ("Severance Balance") for the period commencing October 25, 1998 through January 24, 1999, payable at the rate of twenty-five thousand ($25,000.00) dollars per month in accordance with the Company's normal pay policies, less normal payroll deductions, for so long, during such period, as Eckert shall remain unemployed. Any payments of Severance Balance made under this subsection (b) shall be only until Eckert shall obtain new employment (if he has not previously done so) or shall breach any of the terms and conditions of this Agreement.

          (c) The Company will pay the firm of Drake, Beam, Morin, Inc. an amount not to exceed twenty-three thousand ($23,000.00) dollars for out placement services.

     3. The Non-Competition and Non-Solicitation provisions (Section 11) of the Employment Agreement, which are incorporated herein by reference, shall remain in effect through January 24, 2000.

     4. Alan McKim shall provide Eckert, upon Eckert's request, with a positive personal reference. Eckert and the Company shall not disparage one another. Eckert and the Company shall keep the terms and conditions of this Agreement strictly confidential and shall not reveal the same, other than on an as-needed basis to their attorneys, accountants, tax advisers, or as required by government regulation or court order. To the extent that the Company or Eckert intends to disclose the terms of this Agreement, other than to government agencies, the Company or Eckert shall inform the recipients of the information of the need for strict confidentiality and shall obtain appropriate written assurances from them to maintain confidentially of such information.

     5. Eckert represents and warrants that he has returned to the Company all property and materials of the Company, including but not limited to, all telephones, computers, confidential or proprietary information, and that he no longer has possession, custody or control of any such property or materials. Eckert acknowledges that during the term of his employment he learned information of a secret or confidential nature which is proprietary to the Company. Eckert represents and warrants that he has never breached or interfered with the intellectual property rights of the Company. Confidential information may include, but is not limited to, trade secrets; secret and confidential information of the Company and of third parties; personal, financial and account information regarding the Company's customers or employees; business, pricing, and marketing plans; leasing information and terms; development and growth plans; contract terms; employee, customer, vendor, supplier, and prospect lists; and all information specifically designated as "Proprietary," or "Confidential." Eckert shall not disclose, use, copy or retain any confidential business information, employee records or trade secrets belonging to the Company, the Company's customers or the Company's suppliers and has returned all copies of any such information to the Company prior to the execution of this Agreement.

     6. With the sole exception of his right to enforce the terms of this Agreement, and his option agreements dated March 18, 1996, as amended, and June 25, 1997, which remain in full force and effect through April 24, 1998, Eckert hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its subsidiaries, affiliates, current and former officers, directors, stockholders, agents and employees, from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, which Eckert ever had or now has against the Company, its predecessors, subsidiaries, affiliates, current and former officers, directors, stockholders, agents and employees, including, but not limited to, all claims arising out of his employment. This general release of claims includes, but is not limited to, any and all claims for wrongful discharge, wrongful termination or wrongful dismissal; any and all claims for breach of an express or implied contract, covenant or agreement; any and all claims for unlawful discrimination (including, but not limited to, claims allegedly based on race, sex, sexual preference, religion, creed, age, handicap, national origin, ethnic history, ancestry, veteran status, retaliation, any and all claims arising under Title VII of the Civil Rights Act, 42 U.S.C. Section 2000 et seq., M.G.L. c. 151B,
Section 1 et seq., or any other protected classification); any and all claims under the Age Discrimination in Employment Act, as amended; and all claims for damages arising out of any such claim. Eckert further acknowledges and affirms that he does not intend to assert causes of action or claims against any other individuals not specifically named herein now or formerly affiliated with the Company.

     7. The Company hereby fully, forever, irrevocably and unconditionally releases and discharges Eckert from any and all claims or damages it may have against Eckert through the date hereof, including but not limited to any claims arising out of his employment

     8. Eckert represents and warrants that he has not filed any complaints, charges, or claims for relief against the Company, its officers, directors, stockholders, agents, employees or former employees with any local, state or federal court or administrative agency which currently are outstanding, and that he has no knowledge of, and has not encouraged, such filings by others.

     9. Eckert represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or portion thereof or interest therein.

     10. In consideration of the promises by the Company contained in this Agreement, Eckert hereby knowingly and voluntarily waives all rights and claims he may have under the Age Discrimination in Employment Act, as amended, against the Company, its predecessors, subsidiaries, affiliates, current and former officers, directors, stockholders, agents and employees. In doing so, Eckert acknowledges that:

          a. This waiver does not apply to any rights he may have that arise after the date of his signature below.

          b. This Agreement provides him with certain benefits of value to him that are in addition to benefits to which he would have been entitled in the absence of this Agreement.

          c. Eckert has been advised by the Company to consult with an attorney regarding this Agreement prior to his signing the Agreement and has had the opportunity to do so.

          d. Eckert has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. If Eckert executes this Agreement within less than 21 days of the date of its delivery to him, Eckert acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire 21 days.

          e. In signing on the date indicated below, Eckert understands that he has a period of seven (7) days from that date in which he may revoke this Agreement, and that this Agreement will not become effective unless and until the revocation period has expired without his having exercised his right to revoke the Agreement and this waiver.

     11. Eckert and the Company shall be responsible for their own attorneys' fees in connection with this Agreement.

     12. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.

     13. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     14. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the settlement of this matter and cancels all previous oral and written negotiations, agreements, commitments, understandings and writings in connection herewith.

     15. The parties affirm that no other promises or agreements of any kind have been made to or with them by any person or entity whatsoever to cause them to sign this Agreement, and that they fully understand the meaning and intent of this Agreement. The parties state and represent that they have had an opportunity to fully discuss and review the terms of this Agreement with their respective attorneys. They further state and represent that they have carefully read this Agreement, understand the contents hereof, freely and voluntarily assent to all of the terms and conditions hereof, and sign the Agreement as a free act.

     16. This Agreement has been entered into in the Commonwealth of Massachusetts, shall be interpreted in accordance with the law of the Commonwealth of Massachusetts and shall take effect as a sealed instrument.


                                   /s/ DAVID A. ECKERT
______________________________     ______________________________
     Witness                       David A. Eckert



                                   CLEAN HARBORS, INC.


                                          /s/ ALAN S. MCKIM
___________________________        By ___________________________
     Witness                           Alan S. McKim, President